Exhibit 5.1

15 January 2021

Matter No.: 364959

Doc Ref: 18572340

+1 441 299 4938

guy.cooper@conyers.com

Auris Medical Holding Ltd

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Dear Sirs,

Auris Medical Holding Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with an offering to be made pursuant to a prospectus comprised of a base prospectus (the “Base Prospectus”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) included in a registration statement on form F-3 (Registration No. 333-22812) filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) on 1 November 2018, as amended by Post-Effective Amendment No. 1 dated 27 March 2019 and as supplemented by a prospectus supplement (the “Prospectus Supplement” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) dated 15 January 2021 filed with the Commission (as so filed, amended and supplemented the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) pursuant to Rule 424(b)(5) under the under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of up to US$8,000,000 of the Company’s common shares, par value CH 0.01 each (“Common Shares”) for sale through the A.G.P./Alliance Global Partners as sales agent and/or principal of the Company pursuant the sales agreement dated November 30, 2018 as amended by an amendment No.1 dated 5 April 2019 between the Company and A.G.P./Alliance Global Partners (the “Sales Agreement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined an electronic copy of the Registration Statement and the Sales Agreement. We have also reviewed the memorandum of continuance and the bye-laws of the Company (together, the “Constitutional Documents”), each certified by the Secretary of the Company on 14 January 2021, minutes of a meeting of the board of directors held on 12 December 2020 (the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Sales Agreement and any other documents reviewed by us; (d) that the Registration Statement, the Sales Agreement and the issue of the Common Shares under the Sales Agreement were duly authorised prior to the Company’s continuance to Bermuda and that such authorisations remain in full force and effect and have not been rescinded, amended or terminated and that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein; (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (g) that the Company will have sufficient authorised capital to effect the issue of any of the Common Shares at the time of issuance; (h) that the Company’s Common Shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended (the “Companies Act”), which includes NASDAQ, at the time of issuance of any Common Shares and the consent to the issue and free transfer of the Company’s securities given by the Bermuda Monetary Authority as of 27 February 2019 will not have been revoked or amended at the time of issuance of any Common Shares; and (i) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof and at the price per share validly determined by the Company’s ATM Pricing Committee or Company management.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of, the current law and practice in Bermuda. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act or pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for in accordance with the Registration Statement, the Common Shares to be sold by the Company will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Common Shares).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Report on Form 6-K furnished on 15 January 2021 and to the incorporation by reference of this opinion in the Registration Statement, and to the references to our firm under the captions “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited